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                               eB2B Commerce, Inc.
                               29 West 38th Street
                               New York, NY 10018

                                                   November 12, 1999

Steven L. Vanechanos, Jr.
Chief Executive Officer & Chairman
DynamicWeb Enterprises, Inc.
271 Route 46 West
Building F, Suite 209
Fairfield, NJ 07004

                               Re: Loan Agreement

Dear Mr. Vanechanos:

      The purpose of this letter is to set forth the understandings (the "Agreement") between eB2B Commerce, Inc. ("eCom") and DynamicWeb Enterprises, Inc. (the "Company" or the "undersigned") pursuant to which eCom will provide loans to the Company in contemplation of a merger between eCom and the Company, as provided for in the Letter Agreement between the parties, dated November 10, 1999 (the "Letter Agreement"). Unless otherwise defined herein, the terms used in this Agreement shall have the meanings assigned in the Letter Agreement.

1 Interim Loan.

      1.1 First Loan. Upon the signing of this Agreement, eCom agrees to make a loan to the Company in the amount of $250,000 (the "First Loan"). The First Loan shall accrue simple interest at 8% per year which will be payable when the First Loan becomes due. The First Loan will have a term maturing on the four month anniversary of the date of the Letter Agreement ("Maturity Date"), except that, in the event the Transaction does not close as a result of eCom choosing not to proceed to close the Transaction, for any reason, the new Maturity Date will become the first anniversary of the date of the Letter Agreement.

      In the event the First Loan is not repaid within 30 days of the Maturity Date, the First Loan, together with interest, will be convertible, at the discretion of eCom, into a number of shares of the Company's common stock determined by multiplying such amount by a fraction, the numerator of which is the First Loan amount plus accrued interest, and the denominator of which is $.25.

      1.2 Second Loan. Upon the earlier of (i) the initial closing of eCom's private placement offering of its securities, or (ii) December 1, 1999, eCom agrees to make an additional loan to the Company in the amount of $250,000 (the "Second Loan"). The Second Loan shall accrue simple interest at 8% per year which will be payable when the Second Loan becomes due. The Second Loan will have a term maturing on the Maturity Date, except that, in the event the Transaction does not close as a result of eCom choosing not to proceed to close the Transaction, for any reason, the new Maturity Date will become the first anniversary of the date of the Letter Agreement.

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      In the event the Second Loan is not repaid within 30 days of the Maturity
Date, the Second Loan, together with interest, will be convertible, at the discretion of eCom, into a number of shares of the Company's common stock determined by multiplying such amount by a fraction, the numerator of which is the Second Loan amount plus accrued interest, and the denominator of which is $.25.

      1.3 Third Loan. Upon the earlier of (i) the receipt by eCom of gross proceeds of at least $15 million from eCom's private placement offering, or (ii) December 15,1999, eCom agrees to make an additional loan to the Company in the amount of $1.5 million (the "Third Loan"). The Third Loan will accrue simple interest at the rate of 8% per year which will be payable when the Third Loan becomes due. If the Third Loan is made, the First Loan, the Second Loan and the Third Loan will be aggregated into a single loan of $2 million (the "Interim Loan"). The Interim Loan will have a term maturing on the Maturity Date, except that, in the event the Transaction does not close as a result of eCom choosing not to proceed to close the Transaction, for any reason, the new Maturity Date will become the first anniversary of the date of the Letter Agreement.

      In the event the Interim Loan is not repaid within 30 days of the Maturity Date, the Interim Loan, together with interest, will be convertible, at the discretion of eCom, into a number of shares of the Company's common stock determined by multiplying such amount by a fraction, the numerator of which is the Interim Loan amount plus accrued interest, and the denominator of which is $.25.

      Each such loan shall be evidenced by a promissory note (the "Promissory Note") substantially in the form of the sample note attached hereto as Exhibit A.

      1.4 Conversion. In the event eCom exercises its right to convert the Promissory Notes, as provided herein, into shares of the Company's common stock ("Shares"), eCom will deliver written notice to the Company of its intention to convert the Promissory Notes into Shares ("Notice"). The Company will issue and deliver a certificate representing the Shares acquired by eCom upon the exercise of eCom's right to convert, as soon as practicable after receipt of the Notice.

2 Warrants. As additional consideration for the loans by eCom, the Company shall issue to eCom the following: (i) upon the execution of the Letter Agreement, warrants to purchase 2,500,000 shares of the Company's Common Stock, and (ii) upon the execution of the Definitive Agreement, warrants to purchase an additional 5,000,000 shares of the Company's Common Stock ("Warrants"). The Warrants will be exercisable at a price of $2.00 per share for a period of 120 days from the date of their issuance, provided however, that in the event eCom terminates the Letter Agreement, fails to execute a Definitive Agreement or fails to receive gross proceeds of $15 million from its private placement offering, then all the Warrants will be forfeited by eCom. The Warrants must be exercised in increments of 2,500,000 Warrants. The Warrants will be subject to a Warrant Agreement executed simultaneously with this Agreement.

3 Computation of Interest.

      3.1 Base Interest Rate. Subject to subsections 3.2 and 3.3 below, the outstanding principal amount shall bear interest at the rate of 8% per annum.

      3.2 Penalty Interest. In the event a Promissory Note is not repaid on the Maturity Date, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to 13% per annum from the date of default until repayment; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 3.3 below.


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      3.3 Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith shall cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding thereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and eCom had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for any Promissory Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or custody of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

4 Representations and Warranties of the Company. The Company hereby represents and warrants to eCom as follows:

      4.1 Corporate Existence. The Company is a corporation, duly organized and validly existing, in good standing under the laws of its state of incorporation, and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in any state or county where such qualification is necessary and to own and hold property.

      4.2 Corporate Power. The Company has full right, power and authority to enter into and perform this Agreement, and each Promissory Note (collectively, the "Documents"), and to grant all of the rights granted and agreed to be granted pursuant to this Agreement and the Documents.

      4.3 Authorization. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Documents, including but not limited to, all necessary corporate action required by its articles of incorporation and bylaws.

      4.4 No Conflict, Violation or Consent Required. The execution, delivery and performance of, and the compliance with the provisions of each of the Documents do not and will not violate any provision of an applicable law or any provision of the Company's articles of incorporation and bylaws, and will not conflict with, require consent under any provision of, result in any breach of any of the terms, conditions or provisions of, result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of the Company pursuant to the terms of, or constitute a default under or conflict with, any other indenture, contract, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is bound. The Company shall not enter into other contractual obligations which will restrict or impair its obligations under this Agreement or any other Document.

      4.5 Binding Effect. This Agreement and each Promissory Note when executed and delivered by the Company, will constitute, valid obligations of the Company and are binding and enforceable against the Company in accordance with their respective terms, except as hereafter may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditor's rights and the availability of specific performance.


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5 Covenants of the Company.

      5.1 Negative Covenants. The Company covenants and agrees that, so long as any Promissory Note shall be outstanding, it will perform the obligations set forth in this Section 5.1:

            5.1.1 Liquidation, Dissolution. The Company will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity (other than eCom), except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof) except that, in the event the Transaction does not close as a result of eCom choosing not to proceed to close the Transaction, for any reason, then this Section shall be null and void and of no further effect;

            5.1.2 Sales of Assets. The Company will not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any person or entity, provided that this Section 5.1.2 shall not restrict any disposition made in the ordinary course of business and consisting of

                  5.1.2.1 capital goods which are obsolete or have no remaining useful life; or

                  5.1.2.2 finished goods inventories,

except that, in the event the Transaction does not close as a result of eCom choosing not to proceed to close the Transaction, for any reason, then this Section shall be null and void and of no further effect.

            5.1.3 Redemptions. The Company will not redeem or repurchase any outstanding equity securities of the Company, except for (i) repurchases of unvested or restricted shares of Common Stock at cost from employees, consultants or members of the Board of Directors pursuant to repurchase options of the Company (A) currently outstanding or (B) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors or (ii) rescission offers necessary or appropriate to address violations of applicable securities laws;

            5.1.4 Indebtedness. The Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness which is not expressly subordinated in right of payment to the Promissory Notes;

            5.1.5 Negative Pledge. The Company will not hereafter create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  5.1.5.1 Liens granted to secure indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, but only on the assets acquired with the proceeds of such indebtedness;

                  5.1.5.2 Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;


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                  5.1.5.3 Liens of carriers, warehousemen, mechanics, material men and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  5.1.5.4 Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

                  5.1.5.5 Judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed.

            5.1.6 Investments. The Company will not purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other person or entity or permit to exist any loans or advances for such purposes except for investments in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000; provided, however, that nothing contained in this Section 5.1.6 shall preclude the Company from making acquisitions, organizing subsidiaries, or entering into joint ventures or other business arrangements for the purpose of expanding its business.

            5.1.7 Use of Interim Loan Proceeds. The Company will not use the proceeds from the Interim Loan for any purposes other than working capital of the Company.

            5.1.8 Transactions with Affiliates. The Company will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated with the Company (including officers, directors and shareholders owning 3% or more of the Company's outstanding capital stock), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company and, where the transaction is valued at in excess of $50,000, with the prior consent of eCom.

            5.1.9 Dividends. The Company will not declare or pay any cash dividends or distributions on its outstanding capital stock.

            5.1.10 Issuance of Securities. The Company may issue shares of capital stock in the ordinary course of business; provided, however, in no event shall the Company's issued and outstanding capital stock exceed 5,400,000 shares of common stock on a fully diluted basis. Notwithstanding the foregoing, in the event the Transaction does not close as a result of eCom choosing not to proceed to close the Transaction, for any reason, then this Section shall be null and void and of no further effect.

6 Events of Default.

      6.1 The term "Event of Default" shall mean any of the events set forth in this Section 6:

            6.1.1 Non-Payment of Obligations. The Company shall default in the payment of the principal or accrued interest of any Promissory Note as and when the same shall become due and payable, whether by acceleration or otherwise, after five (5) days.


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            6.1.2 Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 5.1, and remains as such for a period of ten (10) days after written notice thereof shall have been given to the Company by eCom.

            6.1.3 Bankruptcy, Insolvency, etc. The Company shall:

                  6.1.3.1 admit in writing its inability to pay its debts as they become due;

                  6.1.3.2 apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                  6.1.3.3 in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                  6.1.3.4 permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

                  6.1.3.5 take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

            6.1.4 Failure to give eCom First Refusal. The Company shall default in the event the Company breaches the provisions of Section 7 below.

            6.1.5 Cross-Default. The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed in excess of $50,000.

            6.1.6 Cross-Acceleration. Any senior debt or any other indebtedness of the Company in an aggregate principal amount exceeding $50,000 (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period.

      6.2 Action if Bankruptcy. If any Event of Default described in Sections
6.1.4.1 through 6.1.4.5 shall occur, the outstanding principal amount of the Promissory Notes and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

      6.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Sections 6.1.4.1 through 6.1.4.5) shall occur for any reason, whether voluntary or involuntary, and be continuing, and remains as such for a period of ten (10) days after written notice thereof shall have been given to the Company by eCom, eCom may, upon notice to the Company, declare all or any portion of the outstanding principal amount of the Promissory Notes, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.


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7 eCom's Right of First Refusal.

      7.1 If the Company receives or applies for from an unaffiliated person or entity a bona fide offer (for the purpose of this Section 7, an "Offer") to incur or create any indebtedness, including any refinancings or financings involving the sale of the Company's capital stock, which Offer the Company desires to accept, the Company shall deliver written notice (for the purpose of this Section 7, the "Offer Notice") to eCom setting forth all the terms and conditions of the Offer, including the aggregate financing amount, proposed closing date, terms and the name and address of the proposed lender and/or investor. No Offer Notice will be effective under this Section 7 if it is received by eCom on a date fewer than thirty (30) days prior to the proposed closing date of the proposed financing, except that, in the event the Transaction does not close as a result of eCom choosing not to proceed to close the Transaction, for any reason, then this Section 7 shall be null and void and of no further effect.

      7.2 Within twenty-five (25) days after receiving the Offer Notice, eCom may, by written notice to the Company, elect to conduct the transaction with the Company, at the price and time and on terms and conditions not less favorable to the Company than those contained in the Offer and not less than the full amount of the proposed financing.

      7.3 If the eCom fails to elect to exercise its rights under Section 7.2, the Company may, at any time within (but not after) forty (40) days after the expiration of the twenty five (25) day exercise period referred to in Section 7.2, accept the proposed financing offer on the terms and conditions contained in the Offer.

      7.4 The failure of the Company to comply with this Section 7, shall be deemed an event of default and treated as such in accordance with Section 6.

8 Indemnification.

      8.1 The undersigned acknowledges that the undersigned understands the meaning and legal consequences of the representations and warranties contained in Section 4 hereof, and agrees to indemnify and hold harmless eCom and each incorporator, officer, director, partner, employee, agent, and controlling person of each thereof, past, present or future, from and against any and all loss, damage or liability due to or arising out of a breach of any such representation or warranty.

9 Transferability. Neither this Agreement, nor any interest of the undersigned herein, shall be assignable or transferable by the undersigned in whole or in part except by operation of law.

10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11 Confidentiality. The Company hereby acknowledges and agrees that this Agreement is confidential, and that its terms and contents shall not be disclosed to any person other than through a press release of eCom, except as may be required by securities laws applicable to the Company.

12 Payment of Expenses. Each of the parties hereto shall pay all expenses and disbursements incurred by its officers, employees, attorneys, accountants, financial advisers and other agents and representatives in connection with this Agreement and the performance of its obligations hereunder.


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13 Notices. Any notices required or permitted to be given to, or served upon, any party hereto pursuant to this Agreement shall be sufficiently given or served if sent to such party by registered or certified mail or facsimile, addressed to it at its address, as set forth below, or to such other address as it shall designate by written notice to the other parties addressed as follows:

      If to the Company:                  Copy to:

      Steven L. Vanechanos, Jr.           Sarah Hewitt, Esq.
      Chief Executive Officer             Brown Raysman Millstein Felder
      DynamicWeb Enterprises, Inc.        & Steiner LLP
      271 Route 46 West                   120 West 45th Street
      Building F, Suite 209               New York, New York 10036
      Fairfield, New Jersey 07004         Fax: (212) 840-2429
      Fax: (973)

      If to eCom:                         Copy to:

      Peter Fiorillo                      Jack Hughes, Esq.
      Chief Executive Officer             Moskowitz Altman & Hughes LLP
      eB2B Commerce, Inc.                 11 East 44th Street
      29 West 38th Street                 Suite 504
      New York, New York 10018            New York, New York 10017
      Fax: (212) 868-0910                 Fax: (212) 697-2992

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

14 Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

15 Entire Agreement. This Agreement, the Promissory Notes and the Warrants constitute the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

16 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or agreement is sought. Any party hereto may, by an instrument in writing, waive compliance by the other parties with any term or provision of this Agreement to be performed or complied with by such other parties hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

17 Assignment. This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the others, assign or transfer its rights or obligations hereunder to another company or person, except as herein expressly provided or permitted.


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18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to the Promissory Notes and the Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts.

19 Additional Documents. The Company shall at eCom's request, from time to time, at the Company's sole cost and expense, execute, re-execute, deliver and redeliver any and all documents, and do and perform such other and further acts, as may reasonably be required by eCom to enable eCom to preserve and protect eCom's rights and remedies under this Agreement or granted by law and to carry out and effect the intents and purposes of this Agreement.

20 Waiver of Jury Trial. ECOM AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ECOM OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ECOM'S ENTERING INTO THIS AGREEMENT.

      Please indicate your agreement to the terms set forth herein by executing the enclosed copy of this Agreement. This Agreement shall be null and void if it has not been executed by all parties and returned to eCom before 5:00 p.m., New York time, on November 12, 1999, whereupon a check or wire transfer for $250,000 will be immediately delivered.

               THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK


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Very truly yours,

eB2B Commerce, Inc.


By: /s/ Peter Fiorillo
    -------------------------------------
    Peter Fiorillo
    Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

This 12th day of November, 1999

DynamicWeb Enterprises, Inc.


By: /s/ Steven L. Vanechanos, Jr.
    ------------------------------------
    Steven L. Vanechanos, Jr.
    Chief Executive Officer